Company Press Release

SOURCE: Casella Waste Systems, Inc.

Casella Waste Systems Notifies KTI of
Intention to Terminate Merger Agreement

RUTLAND, Vt., April 14/PRNewswire/--Casella Waste Systems, Inc. (Nasdaq: CWST - news) today announced that it has notified KTI, Inc. (Nasdaq: KTIE - news) of its intention to terminate the merger agreement on account of certain breaches by KTI of its representations set forth in the agreement.

Pursuant to the terms of the merger agreement, the agreement will terminate in the event that KTI does not cure the breaches identified by Casella within 30 days after the date of the notice.

"We sought, and were unable to renegotiate with KTI, an appropriate change in the terms of the merger agreement," John Casella, chairman and chief executive officer of Casella Waste Systems, said.

"During the next 30 days, we expect to continue to discuss with KTI the issues raised in our notice of termination to see if there is some common ground that will form the basis for a transaction," Casella said. "However, there cannot be any assurance that we will be able to reach a new agreement. "Regardless of the outcome, we remain committed to executing our focused strategy of building a leading integrated waste management presence in the Northeast," Casella said.

Casella Waste Systems, headquartered in Rutland, Vermont, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, northern Massachusetts, upstate New York, and northern Pennsylvania.

The company's principal operations consist of five Subtitle D landfills and one permitted construction and demolition debris landfill, 46 transfer stations, 13 recycling processing facilities, and 34 collection operations which serve over 220,000 commercial, municipal and residential customers.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the company's discussions with KTI, the company's ability to manage growth, a history of losses, the ability to identify, acquire and integrate acquisition targets, dependence on management, the uncertain ability to finance the company's growth, limitations on landfill permitting and expansion and geographic conc+ ntration, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

SOURCE: Casella Waste Systems, Inc.